Exhibit 23.j


               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS



We consent to the reference to our firm under the captions "Financial Highlights" and "General Information" in Post-Effective Amendment No. 77 under the Securities Act of 1933 and Amendment No. 77 under the Investment Company Act of 1940 to the Registration Statement (Form N-1A, Nos. 002-14675 and 811-00861) and related Prospectus and Statement of Additional Information of Investors Research Fund and to the incorporation by reference therein of our report dated November 24, 2000, with respect to the financial statements and financial highlights of Investors Research Fund, included in the Annual Report for the year ended September 30, 2000, filed with the Securities and Exchange Commission.


                                        /s/ Ernst & Young LLP

Los Angeles, California
April 26, 2001